Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective this 25th day of August, 2015 (the “Effective Date”), is entered into by and between The KEYW Corporation, a Maryland corporation with its principal place of business at 7740 Milestone Parkway, Suite 150, Hanover, Maryland 21076 (the “Company”), and William J. Weber, residing at 44002 Cobham Court, Ashburn, VA 20147 (the “Employee”).
WHEREAS, the Company desires to retain the Employee’s services as provided herein, and the Employee desires to be employed by the Company. As used herein, the term “KEYW” shall include the Company and all entities now or hereafter controlling, controlled by or under common control with the Company, such term to include The KEYW Holding Corporation, a Maryland corporation (“HoldCo”).
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
1.Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, unless terminated in accordance with the provisions of Section 3, commencing on October 1, 2015 (the “Commencement Date”).
2.Title; Capacity; Salary.
2.1The Employee will serve as the President and Chief Executive Officer of the Company and HoldCo starting on the Commencement Date and continuing until this Agreement is terminated in accordance with Section 3, with such customary duties and responsibilities associated with such titles, and such other duties commensurate with such titles as may, from time to time, be designated by the Board of Directors of HoldCo. During the term of this Agreement, the Employee will be a member of the Board of Directors of HoldCo and the Company.
(a)Compensation. In exchange for such performance, the Company agrees to pay the Employee a base salary of four hundred fifty thousand dollars ($450,000.00) per year, which shall be paid in accordance with the customary payroll practices of the Company, which may be adjusted by the Board of Directors of HoldCo from time to time. Payments of base salary will begin with the Company’s first payroll cycle following the Commencement Date. The Employee shall be eligible to receive an annual bonus of up to one hundred percent (100%) of the Employee’s annual base salary if the Board determines that the Employee achieved the performance targets and other criteria set in the Annual Incentive Plan (“AIP”). The target bonus pursuant to the AIP may be adjusted by the Board of Directors of HoldCo from time to time. Notwithstanding the forgoing sentence, for calendar year 2015, the target bonus under the AIP shall be two hundred twenty five thousand dollars ($225,000.00), which amount will be paid to Employee on or before March 31, 2016, if Employee satisfies performance criteria for the period from the Commencement Date to December 31, 2015, as jointly prepared by the Company and Employee. The Employee shall also be eligible for other benefits provided to employees of the Company, including but not limited to, personal time off (accrued at the rate of twenty-five (25) days per year), health insurance and officers and directors liability insurance pursuant to the terms of the applicable benefit plans or arrangements. In addition, the Company shall reimburse the Employee for all reasonable, ordinary and necessary business, travel or other expenses incurred by him in the performance of his services hereunder in accordance with the policies of the Company as they are from time to time in effect.
(b)Equity Awards.
(i) Sign-On Shares. The Company shall make a one-time Award (as defined in Exhibit A) of one hundred thousand (100,000) shares of HoldCo Restricted Stock (as defined in Exhibit A) as a sign-on inducement (the “Sign-On Shares”). The Sign-On Shares will vest as follows: (i) fifty thousand (50,000) shares on the first anniversary of the Commencement Date, (ii) twenty five thousand (25,000) shares on the third anniversary of the Commencement Date, and (iii) twenty five thousand (25,000) shares on the fourth anniversary of the Commencement Date. Upon either (x) termination of this Agreement by the Company without Cause, or by Employee with Good Reason or as a result of Employee’s death or disability, or (y) a Change of Control (with effect immediately prior to the scheduled consummation of a Change of Control), all of the Sign-On Shares shall become immediately vested and no longer subject to any risk of forfeiture or contractual restrictions on sale, transfer or other disposition.
(ii) Long-Term Incentive Shares. If at any time prior to the fifth (5th) anniversary of the Commencement Date, the closing market price of HoldCo’s registered common stock as reported on the NASDAQ Global Market (or any other market or exchange on which shares of HoldCo’s common stock are listed or registered, if not on the NASDAQ Global Market) over any thirty (30) consecutive trading days is at or greater than the target price set forth in this Section 2(b)(ii) (the “Target Price Per Share”) for each day in such thirty (30)-consecutive trading day period, the Company will award the Employee shares of Stock (as defined in Exhibit A) in an amount equal to the sum of (A) the number of shares listed next to the Target Price Per Share and (B) the number of shares listed next to any lower Target Price Per Share (“Long-Term Incentive Shares”). Once the Long-Term Incentive Shares applicable to a Target Price Per Share have been awarded, the Company shall make no future awards of Long-Term Incentive Shares with respect to the applicable Target Price(s) Per Share, but the Employee shall be eligible for one or more additional grants with respect to the remaining Target Price Per Share that were not previously achieved or exceeded. In no event will the Employee receive more than 400,000 Long-Term Incentive Shares.

Target Price Per Share	Long-Term Incentive Shares
$13.00	50,000
$16.00	50,000
$20.00	100,000
$25.00	100,000
$30.00	100,000
For purposes of clarity and by way of example, if the closing market price of HoldCo’s registered common stock is reported at $20.00 for thirty (30) consecutive trading days, the Company shall award the Employee 200,000 Long-Term Incentive Shares (100,000 next to the $20 Target Price Per Share plus another 100,000 for the Target Price Per Share for $13 and $16). If prior to the fifth (5th) anniversary of the Commencement Date, the closing market price of HoldCo’s registered common stock is reported at $35.00 for thirty (30) consecutive trading days, the Company shall award the Employee an additional 200,000 shares (100,000 for $30 and 100,000 for $25). Because the Employee previously received Long-Term Incentive Shares with respect to the $13, $16 and $20 Target Price Per Share, he is not entitled to a second award with respect to such amounts.
(c)Except as provided in Exhibit A with respect to any Long-Term Shares used to cover tax withholdings, Employee hereby irrevocably agrees not to, directly or indirectly, (i) sell, offer for sale, pledge or otherwise dispose of (except as otherwise provided herein) any Long-Term Incentive Shares issued to the Employee hereunder, or (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Long-Term Incentive Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash or otherwise (such restrictions in clauses (i) and (ii), the “Sale Restrictions”). Long-Term Incentive Shares shall be released from, and no longer subject to, the Sale Restrictions on the first day after the second anniversary of the Grant Date of such shares. Notwithstanding the foregoing, Long-Term Incentive Shares shall be released from, and no longer subject to, the Sale Restrictions immediately upon the Employee’s death after the Grant Date.
(d)In all events, the holding and disposition of any shares of Stock acquired hereunder shall be subject to the provisions in Exhibit A hereof, any applicable policies of the Company, and the terms of applicable law.
(e)Employee shall forfeit his right to any Long-Term Incentive Shares if he terminates this Agreement with or without Good Reason at any time prior to the second anniversary of the Commencement Date.
2.2Clawback. Notwithstanding any other provisions in this Agreement, any performance-based compensation paid or payable to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation, order, or stock exchange listing requirement, will be subject to adjustment and recovery by the Company.
(a)If the financial statements of KEYW are restated for any reason other than for accounting changes that require retrospective treatment or other external reasons not attributable to KEYW and its compilation of the financial statements, any performance-based compensation paid to the Employee that was calculated based on the financial statements will be recalculated based on the restated financial statements (“Restatement”). If the performance-based compensation is reduced as a result of the Restatement, Employee shall repay the Company the difference between the amount of performance-based compensation actually paid and the recalculated performance-based compensation that the Employee should have been paid. If the performance-based compensation is increased as a result of Restatement, the Company will pay the Employee the difference between the amount of performance-based compensation actually paid and the recalculated performance-based compensation that the Employee should have been paid.
(b)If the Employee received equity awards (excluding Long-Term Incentive Shares) as performance-based compensation and the Employee continues to own the shares on the date of Restatement, Employee shall return to the Company any shares issued in excess of the amount that the Employee should have received, as recalculated in the Restatement. If the excess shares have already been disposed of at the time of the Restatement, Employee shall return the proceeds from the sale of the excess shares to the Company. If the excess shares have been gifted or otherwise transferred, Employee shall return to the Company a number of shares equal to the excess shares or the equivalent fair market value of the excess shares at the time of gifting or transfer. If a Restatement reveals that an Employee should have received an equity award (excluding Long-Term Incentive Shares) as performance-based compensation, the Company shall issue the number of shares that the Employee should have received based on the Restatement.
(c)The adjustment period under this Section 2.2 shall extend for three (3) years from the date of receipt of any performance-based compensation. This Section 2.2 shall survive termination of this Agreement for a period of two (2) years, except that this Section 2.2 shall terminate immediately upon a Change of Control, as defined by Section 4.3(b) of this Agreement or the cessation of the KEYW as a publicly-traded corporation.
(d)Employee authorizes the Company to withhold from his future wages any amounts that may become due under this Section 2.2.

3.Termination of Employment. The employment of the Employee by the Company shall terminate upon the occurrence of any of the following:
3.1By the Company without Cause (as defined below), on sixty (60) days’ prior written notice to the Employee;
3.2At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Agreement, “Cause” shall mean (a) a good faith finding by the Board of Directors of Holdco, after notice to Employee and a reasonable opportunity for Employee to appear before the Board, that (i) the Employee has failed to perform his reasonably assigned duties in any material respect and has failed to remedy such failure within ten (10) days following written notice from the Company to the Employee notifying him of such failure, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct; (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to any crime involving any felony; (c) the Employee has breached fiduciary duties owed to KEYW or has materially breached the terms of this Agreement or any other agreement between the Employee and KEYW; or (d) the failure of the Employee to maintain his security clearance as a result, directly or indirectly, of any act or omission by Employee if such clearance is necessary to perform the duties assigned hereunder.
3.3At the election of the Employee, on sixty (60) days’ prior written notice to the Company, or immediately upon written notice to the Company in the event the Company fails to remedy any material breach of this Agreement within ten (10) days following written notice from the Employee to the Company notifying it of such breach;
3.4Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean “disability” as defined under the Company’s or HoldCo’s long-term disability plan for purposes of determining a participant’s eligibility for benefits. The determination of whether the Employee has a disability shall be made by the person or persons required to make a disability determination under the long-term disability plan. If at any time neither the Company nor HoldCo sponsor a long-term disability plan, disability shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform with or without reasonable accommodation the essential functions of his position contemplated under this Agreement as determined by a physician satisfactory to both the Employee (or his representative, guardian or conservator) and the Company, provided that if the Employee (or his representative, guardian or conservator) and the Company do not agree on a physician, the Employee (or his representative, guardian or conservator) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. Any refusal by the Employee to submit to a medical examination for the purpose of determining disability shall be deemed to constitute conclusive evidence of the Employee’s disability; or
3.5Upon the mutual written agreement of the Employee and the Company to terminate Employee’s employment.
4.Effect of Termination.
4.1Termination for Cause, Upon Mutual Election or at the Election of the Employee, or at Death. In the event that Employee’s employment is terminated for Cause, upon Employee’s death, at the election of the Employee, or upon mutual election by Employee and the Company, KEYW shall have no further obligations under this Agreement other than to pay to Employee (or his estate) salary and accrued but unused paid time off through the last day of the Employee’s actual employment by the Company (the “Termination Date”).
4.2Voluntary Termination by the Company, or for Disability or by the Employee for Good Reason. In the event the Employee’s employment is terminated solely by the Company without Cause, or due to the Employee’s disability, or by the Employee for Good Reason, the Company shall: (i) pay to the Employee on the first pay date following the Termination Date any salary earned with respect to services performed prior to the Termination Date, any paid time off accrued, but unused, through the Termination Date, and any bonus that the Employee earned under the terms of the AIP with respect to an annual period ending prior to the Termination Date, and for which any performance targets or other criteria were achieved prior to the Termination Date (notwithstanding any requirement of continuous service), but which have not been paid to the Employee; (ii) provided the Employee (or his representative, guardian or conservator on behalf of Employee) executes and does not revoke a waiver and release agreement substantially in the form attached hereto as Exhibit B (the “Release”), unless the payment is subject to the Delay Period described in Section 8.3, pay to the Employee in equal installments over a period of one year after the Termination Date an aggregate amount equal to the sum of (A) and (B) where (A) equals the product of (x) his then current base salary multiplied by (y) two (2), and (B) equals an amount equal to the product of (x) his then current base salary multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed between the first day of such calendar year and the Termination Date and the denominator of which is 365, with the first payment, which will cover the first two installments, to be paid on the sixtieth (60th) day following the Termination Date and the remaining installments to be paid in accordance with the Company’s normal payroll practices; and (iii) provided the Employee elects continued health coverage under section 4980B(f) of the Code (“COBRA”), for each month that the Employee pays to the Company 100% of the applicable premium (as defined within section 4980B(f)(4) of the Code) for such continued health and dental coverage, the Company shall reimburse the Employee, for a period equal to the lesser of the maximum COBRA period or two (2) years, on the first pay date of each month the after-tax cost of the applicable premium; and (iv) make such other payments as expressly provided herein or in any written policy of the Company. Notwithstanding the foregoing, the Company shall not be required to make payments or reimbursements under this Section 4.2 if the Employee has breached any of the provisions of Sections 5 or 6, inclusive of all subsections. Further, subject to any overriding laws, the Company shall not be required to reimburse healthcare or dental insurance premiums if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another source, which must be reported to the Company within thirty (30) days of first becoming eligible, or if such reimbursement arrangement causes the Company’s group health plan to fail any non-discrimination testing or to be subjected to a fine or penalty under the Affordable Care Act. If Employee (or his representative, guardian or conservator on behalf of Employee) fails to execute and deliver the Release within twenty-one (21) days thereafter, or if Employee (or his representative, guardian or conservator on behalf of Employee) revokes such Release as provided therein, the Company shall have no obligation to provide the severance payment described above. In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Employee, any payment(s) conditioned on execution of the release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed. In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of the Employee depending on when the Employee (or his representative, guardian or conservator on behalf of Employee) executes and delivers the Release, any payment conditioned on execution of the Release shall be made in the later taxable year.
4.3Termination On or Following a Change of Control. If at any time prior to the one-year anniversary of the consummation of a Change of Control, the Company terminates the Employee’s employment without Cause or the Employee terminates his employment with the Company for Good Reason (as defined below), the Employee will be entitled to receive: (i) the Employee’s then current base salary for a period of two (2) years payable in equal installments paid in accordance with the Company’s normal payroll practices, with the first installment beginning on the first regular pay date following the Employee’s Termination Date; (ii) compensation and benefits set forth in Sections 4.2(i), and 4.2(iv), and (iii) to the extent not included in the compensation and severance benefits made under Section 4.2(i), an amount equal to the maximum AIP bonus available to Employee for the year in which the termination occurs. In addition, provided the Employee elects continued health coverage under section 4980B(f) of the Code, for each month that the Employee pays to the Company 100% of the applicable premium (as defined within section 4980B(f)(4) of the Code) for such continued health and dental coverage, the Company shall reimburse the Employee, for a period equal to the lesser of the maximum COBRA period or two (2) years, on the first pay date of each month the after-tax cost of the applicable premium. Further, subject to any overriding laws, the Company shall not be required to reimburse healthcare and dental insurance premiums if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another source, which must be reported to the Company within thirty (30) days of first becoming eligible, or if such reimbursement arrangement causes the Company’s group health plan to fail any non-discrimination testing or to be subjected to a fine or penalty under the Affordable Care Act. Stock options will remain exercisable for a period of one (1) year following termination (unless such options have terminated or been cashed out in connection with the Change of Control), and any outstanding equity awards shall vest immediately upon the Change of Control (with effect immediately prior to the scheduled consummation of the Change of Control).
a.In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement (and the attached Exhibit A) or otherwise (the “Total Payments”), such that the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”) then (i) if the Total Payments exceed the safe harbor threshold by less than 10%, the payments will be reduced to the safe harbor amount or (ii) if the Total Payments exceed the safe harbor threshold by more than 10%, then Employee shall be entitled to receive the “Best Net” for the Employee’s aggregate severance payments and benefits such that aggregate severance payments and benefits that Employee receives will be either (A) the full amount of severance payments and benefits or (B) an amount of severance payments and benefits reduced to the extent necessary so that Employee incurs no excise tax, whichever results in Employee receiving the greater amount, taking into account applicable federal, state, and local income, employment, and other applicable taxes, as well as the excise tax.
b.For the purposes of this Agreement, “Change of Control” means the occurrence of any of (i) an acquisition after the Commencement Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of in excess of 50% of the voting securities of the Company or HoldCo, (ii) the dissolution or liquidation of the Company or HoldCo or a merger, consolidation, or reorganization of the Company or HoldCo with one or more other entities in which neither the Company nor HoldCo is the surviving entity, unless the holders of the Company or HoldCo’s voting securities immediately prior to such transaction continue to hold at least 51% of such securities following such transaction, (iii) the sale of all or substantially all of the assets of the Company and/or HoldCo in one or a series of related transactions, or (iv) the “completion” or closing by the Company or HoldCo of an agreement to which the Company or HoldCo is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii) or (iii). In the event that any payment triggered upon a Change of Control is deferred compensation subject to section 409A of the Code, any Change of Control must satisfy the requirements of Treasury regulation section 1.409A-3(i)(5).
c.For purposes of this Agreement, “Good Reason” means, unless otherwise agreed to in writing by Employee, (i) a reduction in Employee’s base salary; (ii) a material diminution in Employee’s authority, responsibilities or duties; (iii) a relocation of Employee’s primary place of employment to a location more than twenty (20) miles farther from Employee’s primary residence than the current location of the Company’s offices; or (iv) any other material breach by the Company of the terms of this Agreement or any other agreement between the Employee and the Company. In order to invoke a termination for Good Reason, Employee must deliver a written notice of such breach to the Company within sixty (60) days of the occurrence of the breach, and the Company shall have thirty (30) days to cure the breach (unless such breach is not capable of being cured, in which case this Agreement will terminate fifteen (15) days after notice thereof). In order to terminate his employment, if at all, for Good Reason, Employee must terminate employment within thirty (30) days of the end of the cure period, if applicable, if the breach has not been cured.
4.4No Mitigation. The Company agrees that, if the Employee’s employment is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Employee from any other sources.
4.5Survival. The provisions of Sections 4, 5, 6, 8, and 9 shall survive the termination of this Agreement.
5.Non-Competition and Non-Solicitation.
5.1Restricted Activities. Beginning on the Commencement Date and continuing for one (1) year following termination of employment with KEYW, Employee shall not, directly or indirectly, on his own behalf or as an individual proprietor, partner, stockholder, owner, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than through investments of Employee in the stock of a publicly-held company where such investment does not exceed three percent (3%) of the total outstanding stock (“Permitted Investments”)) do any of the following:
a.In any state, province or similar political subdivision, in which KEYW provides services or to which KEYW’s products are delivered during the term of Employee’s employment with KEYW, offer to provide or provide to any Customer or Prospective Customer products or services which compete with the products and services offered by KEYW;
b.Interfere with or disrupt, or attempt to interfere with or disrupt, the relationship of KEYW with any Customer, vendor, supplier, prime contractor, subcontractor or partner;
c.Solicit, offer to hire or hire any current or former employee, consultant, contractor or agent of KEYW (each a “Restricted Person”), or otherwise induce any Restricted Person to discontinue their employment or business relationship with KEYW; or
d.Solicit or divert, or attempt to solicit or divert, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by KEYW) of any Customer or Prospective Customer of KEYW.
The foregoing restriction in Section 5.1(c) shall not apply to: (i) any Restricted Person whose employment or business relationship was terminated without cause by KEYW, (ii) any Restricted Person whose employment or business relationship was terminated more than twelve (12) months prior to the date of hire of such person by Employee, or (iii) any solicitation, offer to hire or hiring of a Restricted Person pursuant to any general advertisement not specifically directed to such Restricted Person.
For purposes of this Section 5.1, the term “Customer” shall mean any person, firm, organization, entity, state or local government or governmental division, department or agency of the United States Government to which KEYW provided products or services at any time during the Employee’s employment with KEYW.
For purposes of this Section 5.1, the term “Prospective Customer” shall mean any person, firm, organization, entity, government or governmental division, department or agency which has an outstanding bid or proposal from KEYW, or which was contacted by an employee of KEYW for purposes of soliciting business concerning products or services offered by KEYW, during the six (6) months preceding termination of the Employee’s employment with KEYW.
For purposes of this Section 5.1, the term “KEYW” shall mean (i) during the Employee’s employment, those affiliated entities as described in the recitals to this Agreement that comprise KEYW at any time during the Employee’s employment, and (ii) upon any termination of employment, those affiliated entities as described in the recitals to this Agreement that comprise KEYW as of the Employee’s Termination Date.
5.2    External Employment. During the period of Employee’s employment with KEYW, Employee shall be prohibited from engaging in external employment without express permission from KEYW. By way of example, and not limitation, such external employment shall include self-employment, consulting, and engagement by firms conducting business unrelated to the business of KEYW.
5.3    Interpretation. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
6.Proprietary Information and Developments.
6.1Proprietary Information.
a.The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning KEYW’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of KEYW. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, hardware, software and related designs, product costs, specifications and pricing, bid practices and procedures, contract costs and pricing, the terms and conditions of any joint venture, strategic partnership and other contractual arrangements, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of KEYW. The Employee will not disclose any Proprietary Information to any person or entity other than employees of KEYW or use the same for any purposes (other than in the performance of his duties as an employee of KEYW) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.
b.The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of KEYW to be used by the Employee only in the performance of his duties for KEYW. All such materials or copies thereof and all tangible property of KEYW in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by KEYW or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.
c.The Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of KEYW or suppliers to KEYW or other third parties who may have disclosed or entrusted the same to KEYW or to the Employee.
6.2Developments.
a.The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, processes, developments, software, and works of authorship, whether copyrightable, patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by KEYW, whether or not during normal working hours or on the premises of KEYW (all of which are collectively referred to in this Agreement as “Developments”).
b.To the extent that any Developments do not qualify as works made for hire, the Employee hereby irrevocably assigns to the Company (or any Affiliate, person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, trade secrets, trademarks and all other proprietary rights now or hereafter existing therein. However, this paragraph (b) shall not apply to Developments which do not relate to the present or planned business or research and development of KEYW and which are made and conceived by the Employee outside the scope of his employment, not during normal working hours, not on KEYW’s premises and not using KEYW’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.
c.The Employee agrees to cooperate fully with KEYW, both during and after his employment, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which KEYW may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if KEYW is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as KEYW may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.
6.3United States Government Obligations. The Employee acknowledges that KEYW from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on KEYW regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all appropriate action necessary to discharge the obligations of KEYW under such agreements.
7.Other Agreements. The Employee represents that there are no contracts to assign inventions between any person or entity and the Employee. The Employee further represents that (a) the Employee is not obligated under any consulting, employment or other agreement which would affect KEYW’s rights under this Agreement, (b) there is no action, investigation or proceeding, pending or threatened, or any basis therefore known to him involving the Employee’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of the Employee’s duties as an employee of the Company will not breach or constitute a default under any agreement to which the Employee is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information during the Employee’s employment by the Company. The Employee will not, in connection with the Employee’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which the Employee is not lawfully entitled. Any agreement to which the Employee is a party with any prior employer or relating to nondisclosure, non-competition or non-solicitation of employees, customers, prospective customers, vendors or other parties is listed on Exhibit C attached hereto. If an order of a court of competent jurisdiction that is not lifted, removed or stayed within 30 days following its initial issuance provides that Employee’s employment with the Company must terminate as a result of any claim or action by a former employer of Employee to enforce any employment or other agreement between Employee and such former employer, such termination shall be deemed to be for Cause hereunder. Employee hereby agrees to indemnify, defend, save, and hold harmless KEYW, its respective officers, directors, representatives and other agents (other than Employee) from and against all Losses incurred by them resulting from any action or claim with respect to any agreement between Employee and a former employer in connection with which a court of competent jurisdiction determines in a final judgment that Employee has breached, or that Employee’s service hereunder constitutes a breach or default under, any such agreement, or to uphold the restrictions on Employee under such agreement with respect to Employee’s service hereunder. For purposes of the immediately preceding sentence, “Losses” means damages, judgments, reasonable attorneys’ fees, court costs, and expenses; provided, that in no event shall “Losses” include any punitive, consequential (including any diminution in share value), special or exemplary damages.
8.Section 409A. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event or in a manner permitted by section 409A of the Code, to the extent applicable. Any benefits that qualify for the “short-term deferral” exemption or any other exemption shall be paid under the applicable exemption. To the extent Employee would be subject to the additional twenty percent (20%) tax imposed on certain deferred compensation arrangements pursuant to section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Employee and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 8. In no event may the Employee directly or indirectly designate a calendar year of payment.
8.1For purposes of section 409A of the Code, Employee’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.
8.2Employee will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of section 409A of the Code.

8.3Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a specified employee (within the meaning of section 409A of the Code and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the applicable Federal rate for short-term instruments) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under section 409A of the Code provided on account of a “separation from service”, and such benefits are not otherwise exempt from Section 409A of the Code, Employee shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
8.4(A) Any amount that Employee is entitled to be reimbursed under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursements in any other taxable year.
8.5Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
9.Miscellaneous.
9.1Equitable Remedies. The restrictions contained in Sections 5 and 6 are necessary for the protection of the business and goodwill of KEYW and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of Sections 5 or 6 is likely to cause KEYW substantial and irreparable harm for which there is no adequate remedy at law and therefore, in the event of any such breach, the Employee agrees that KEYW, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief without the need to post a bond. The Company shall be entitled to recover its reasonable attorney’s fees in the event that it prevails in such action.
9.2Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto (in the case of the Company, addressed c/o General Counsel). Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.2.
9.3Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.4Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties and cancels and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
9.5Amendment. This Agreement may be amended or modified only by a written instrument executed by both KEYW and the Employee.
9.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Any action, suit or other legal matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Maryland (or, if appropriate, a federal court located within Maryland), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
9.7Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, legal representatives, successors and permitted assigns. The Company may assign this Agreement to any Affiliate or to any business or entity with which or into which the Company may be merged or which may succeed to its assets or business. The obligations of the Employee are personal and may not be assigned by him.
9.8Waivers. No delay or omission by KEYW or Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by KEYW or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
9.9Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
9.10Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
9.11Counterparts. This Agreement may be executed by facsimile transmission (including by exchange of copies in pdf) in counterparts, each and all of which shall be deemed an original, and both of which together shall constitute but the same instrument.
9.12Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that it from time to time is required to withhold. The Company shall be entitled to rely on the opinion of counsel if any questions as to the amount or requirement of such withholding shall arise.
9.13Legal Fees. The Company shall reimburse Employee for reasonable attorneys’ fees incurred by Employee in relation to the review and negotiation of this Agreement, such fees not to exceed seven thousand five hundred dollars ($7,500.00).
THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

The KEYW Corporation

By: /s/ Philip L. Calamia
Name: Philip L. Calamia
Title: Chief Financial Officer

EMPLOYEE:

By: /s/ William J. Weber
Name: William J. Weber

Exhibit A

STOCK INCENTIVE PLAN

1.	DEFINITIONS
Capitalized terms not defined in this Exhibit A shall have the meaning set forth in the that certain employment agreement between the Company and William J. Weber, dated [ ], 2015 (the “Agreement”).
1.1“Affiliate” means, with respect to a Person, any company or other trade or business that controls, is controlled by or is under common control with such Person within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary, provided that an entity may not be considered an Affiliate if it results in noncompliance with section 409A of the Code.
1.2“Award” means a grant of Stock or Restricted Stock under the Plan.
1.3    “Board” means the Board of Directors of The KEYW Holding Corporation.
1.4    “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.
1.5    “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith in a manner consistent with section 409A of the Code.
1.6    “Grantee” means William J. Weber.
1.7    “Grant Date” means the date on which the Board of HoldCo adopts a resolution or takes other appropriate action expressly granting an Award to the Grantee that specifies the key terms of the Award, or if a later date is set forth in such resolutions, then such later date.
1.8    “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.
1.9    “Plan” means this Stock Incentive Plan.
1.10    “Restricted Stock” means shares of Stock, awarded to the Grantee pursuant to the Agreement, that are subject to restrictions and to a risk of forfeiture.
1.11    “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

1.12    “Service” means service as an employee, officer, director or other Service Provider of the Company or an Affiliate thereof. A Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Company or an Affiliate thereof. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.
1.13    “Service Provider” means an employee, officer or director of the Company or an Affiliate thereof, or a consultant or adviser currently providing services to the Company or an Affiliate thereof.
1.14    “Stock” means unregistered common stock, $0.001 par value per share, of HoldCo.
1.15    “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of section 424(f) of the Code.
2.    ADMINISTRATION OF THE PLAN
2.1    Terms of Awards.
The Company retains the right to cause a forfeiture of the gain realized by the Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof. In addition, the Company may annul an Award if the Grantee is terminated for Cause as defined in the Agreement or the Plan, as applicable.

2.2    Share Issuance/Book Entry.
Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

3.	terms and conditions of RESTRICTED STOCK

3.1    Restricted Stock Certificates.
The Company shall issue, in the name of the Grantee, stock certificates representing the total number of shares of Stock or Restricted Stock granted to the Grantee, as soon as reasonably practicable after the applicable Grant Date. The Board may provide that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company, or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under this Plan and the Agreement.

3.2    Rights in Restricted Stock.
The Grantee shall have the right to vote Restricted Stock and to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same or other vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

3.3    Termination of Service.
Except as otherwise provided in the Agreement, upon the termination of a Grantee’s Service with the Company or an Affiliate thereof, any shares of Restricted Stock held by such Grantee that have not vested and any Long-Term Incentive Shares that have not been Awarded, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock, the Grantee shall have no further rights with respect to such Award, including, but not limited to, the right to vote Restricted Stock and any right to receive dividends with respect to shares of Restricted Stock.

4.	WITHHOLDING TAXES

The Company or an Affiliate thereof, as the case may be, shall have the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock. At the time of such vesting or lapse, the Grantee shall pay to the Company or the Affiliate thereof, as the case may be, any amount that the Company or the Affiliate thereof may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate thereof, which may be withheld by the Company or the Affiliate thereof, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate thereof to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Board as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 4 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

5.	RESTRICTIONS ON TRANSFER OF SHARES OF STOCK

5.1    Repurchase and Other Rights.
Stock issued pursuant to an Award of Restricted Stock may be subject to such right of repurchase upon termination of Service or other transfer restrictions as the Board may determine, consistent with applicable law.

5.2    Installment Payments.
In the case of any repurchase of shares of Stock acquired by the Grantee under an Award of Restricted Stock subject to any Sale Restrictions, as defined in Section 2.1(c) of the Agreement, the Company or its permitted assignee may pay the Grantee, transferee, or other registered owner of the Stock the purchase price in three (3) or fewer annual installments. Interest shall be credited on the installments at the applicable federal rate (as determined for purposes of the Code) in effect on the date on which the purchase is made. The Company or its permitted assignee shall pay at least one-third of the total purchase price each year, plus interest on the unpaid balance, with the first payment being made on or before the 60th day after the purchase.

5.3    Legend.
In order to enforce the restrictions imposed upon shares of Stock under this Plan, the Board may cause a legend or legends to be placed on any certificate representing shares issued pursuant to this Plan that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under it.

6.	REQUIREMENTS OF LAW

6.1    General.
The Company shall not be required to issue any shares of Stock under any Award if the issuance of such shares would constitute a violation by the Grantee, any other individual exercising a right emanating from such Award, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued to the Grantee or any other individual unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any right emanating from such Award or the delivery of any shares of Restricted Stock, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority.

6.2    Securities Representations.
The shares of Stock being issued to the Grantee are being made by the Company in reliance upon the following express representations and warranties of the Grantee. The Grantee acknowledges, represents and warrants that:

(a) The Grantee has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this Section.

(b) If the Grantee is deemed an affiliate within the meaning of Rule 144 of the Act, the Stock issued under this Plan must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Stock and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”).

(c) If the Grantee is deemed an affiliate within the meaning of Rule 144 of the Act, the Grantee understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sales of the shares of Stock may be made only in limited amounts in accordance with such terms and conditions.

6.4    409A.

(a) The Plan shall be unfunded. Neither the Company nor the Board shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. The Plan is intended to comply with section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Grantee’s termination of continuous service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s separation from service (or the Grantee’s death, if earlier). In furtherance of this interest, to the extent that any Treasury Regulations or other guidance issued under section 409A of the Code after the date of this Agreement would result in payment of interest or tax penalty under section 409A of the Code, the Company and the Grantee agree, to the extent permissible, to amend this Plan, in order to bring this Plan into compliance with the provisions of section 409A of the Code. In no event shall the Company or any successor to the Company or their respective affiliates, successors, shareholders, employees, officers or agents have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of section 409A. If the Company, for any reason, does not timely withhold the full amount of payroll tax, withholding or other taxes necessary to satisfy the Company’s withholding obligation to the U.S. Treasury or state taxing authority hereunder and the Recipient receives amounts in excess of the amounts he or she would otherwise be entitled to under this Agreement after taking into account such legal withholding obligations, Recipient agrees to return such excess amounts to the Company within thirty (30) days of the Company’s request to do so. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NONE OF THE COMPANY OR ANY SUCCESSOR TO THE COMPANY OR THEIR RESPECTIVE AFFILIATES, SUCCESSORS, SHAREHOLDERS, EMPLOYEES, OFFICERS OR AGENTS MAKE ANY GUARANTEE OF TAX CONSEQUENCES WITH RESPECT TO THIS AGREEMENT OR ANY BENEFITS OR PAYMENTS PROVIDED FOR HEREIN.

7.	EFFECT OF CHANGES IN CAPITALIZATION

7.1    Changes in Stock.
If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Commencement Date, the number and kinds of shares for which Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Board. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust the number and kind of shares subject to outstanding Awards to reflect such distribution.

7.2    Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs.
If the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities and in which no Change of Control occurs, any Award theretofore made pursuant to this Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation. In the event of a transaction described in this Section 7.2, Long-Term Incentive Shares shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Long-Term Incentive Shares would have been entitled to receive immediately following such transaction.

7.3    Change of Control.
Upon the occurrence of a Change of Control, immediately prior to the scheduled consummation of a Change of Control, all shares of Restricted Stock shall become immediately vested and all Long-Term Incentive Shares that have not been granted shall be granted and become immediately vested.

7.4    No Limitations on Company.
The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

Exhibit B
FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of _________________ (“General Release”), by and between [] (“Employee”) and The KEYW Corporation (the “Company”).
WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of [_______] (the “Employment Agreement”);
WHEREAS, the execution of this General Release is a condition precedent to the Company’s obligation to pay the severance payments as set forth in the Employment Agreement;
WHEREAS, in consideration for Employee’s signing of this General Release, the Company will pay Employee the severance payments pursuant the Employment Agreement, as applicable; and
WHEREAS, Employee and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to the Employee by the Company, including those under the Employment Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:
1.     Employee, for himself, Employee’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, Affiliates, related organizations, and all of their employees, officers, directors, managers, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Employee’s employment with the Company or any of its subsidiaries or Affiliates; (b) the termination of Employee’s employment with the Company and any of its subsidiaries or Affiliates; (c) the Employment Agreement; (d) violation of any law including but not limited to federal, state or local statutes, or the common law of any jurisdiction; or (e) any events occurring on or prior to the date of this General Release. Notwithstanding the above, this release and waiver does not apply to: (i) any right to indemnification now existing under the Company’s governing documents or applicable law; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance payments in accordance with Section 4.2 of the Employment Agreement; and (iv) right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.
2.     Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.     Employee agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees, or Employee of any improper or unlawful conduct.
4.     Employee acknowledges and recites that:
(a)        Employee has executed this General Release knowingly and voluntarily;
(b)        Employee has read and understands this General Release in its entirety;
(c)        Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Employee wishes with respect to the terms of this General Release before executing it; and
(d)        Employee’s execution of this General Release has not been forced by any employee or agent of the Company.
5.     This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Maryland, except for the application of preemptive Federal law.
6.     Employee shall have 21 calendar days to consider this General Release and 7 calendar days from the date he executes this General Release to revoke his waiver of any Age Discrimination in Employment Act claims by providing written notice of the revocation to the Company, as provided in Section 4.2 of the Employment Agreement. In the event of such revocation, the terms of Section 4.2 of the Employment Agreement shall govern. Once signed, in the absence of your revocation of this General Release, the General Release will become effective on the day following the seventh and final day of the revocation period.
7.     Employee expressly agrees that, except to the extent required by law, he will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, and will not make any such comments or provide such information to any customer of the Company, to any person associated with any media, to the general public, or to any other person or entity.
8.    Employee agrees that he will keep entirely secret and confidential, and shall not use or disclose to any person or entity, in any manner or for any purpose whatsoever, any information of the Company that is not available to the general public and/or not generally known outside the Company and to which he has had access during the course of her employment by the Company, including, without limitation, the Company's confidential, proprietary, and trade secret information and any information relating to: the Company's business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial conditions and results of operations; its pricing, pricing strategies and costs; its operational strengths and weaknesses; its personnel and compensation policies, procedures and transactions; its plans for any strategic exit and all information of third parties for which the Company has an obligation to maintain as confidential.
9.    Employee further agrees that within five (5) business days after the Effective Date of this Agreement, he will return to the Company: (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) and wherever located (including in personally owned computers, storage media or accounts) that are the property of the Company or were created using the Company's resources or during any hours worked for the Company, including, without limitation, any data referred to in Paragraph 10 herein; and (ii) all other property belonging to the Company, wherever located, including, without limitation, all computer equipment and associated passwords, property passes, keys, credit cards, business cards, and identification badges.

10.    In consideration for the Company's promises and undertakings set forth in this Agreement, Employee, on behalf of himself, and his heirs, representatives, and assigns, hereby agrees and covenants, to the fullest extent permitted by applicable law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against Releasees based on any of the claims waived and released in Paragraph 1 of this General Release.
11.     Capitalized terms not defined in this General Release have the meanings given in the Employment Agreement.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: __________________________________	______________________________________ Employee

Date: __________________________________	______________________________________ By: ___________________________________ Title:__________________________________

Exhibit C

Prior Agreements

Employment Agreement, made as of February 29, 2012, between XL Associates, Inc. and William J. Weber